Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement No. 002-75537 on Form N-1A of our reports each dated March 17, 2008 relating to the financial statements and financial highlights of Fidelity Massachusetts Municipal Trust, including Fidelity Massachusetts Municipal Money Market Fund and Fidelity Massachusetts Municipal Income Fund; and of our report dated March 18, 2008 for Fidelity Massachusetts AMT Tax-Free Money Market Fund, appearing in the Annual Report on Form N-CSR of Fidelity Massachusetts Municipal Trust for the year ended January 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 26, 2008